EXHIBIT 10.3

AMENDMENT NUMBER ONE TO THE
REGIONS FINANCIAL CORPORATION
AMENDED AND RESTATED MANAGEMENT INCENTIVE PLAN

WHEREAS, Regions Financial Corporation (the “Corporation”) hereto established and maintains the Regions Financial Corporation Amended and Restated Management Incentive Plan (the “Plan”);

WHEREAS, the Corporation desires to amend the Plan to clarify the definition of “retirement” for purposes of the Plan to reflect the manner in which the Plan has been administered and to be consistent with how retirement is defined in certain other plans sponsored by the Corporation; and

WHEREAS, pursuant to Section 8.3 of the Plan, the Compensation Committee of the Corporation (the “Committee”) is authorized to amend the Plan in its sole discretion.

NOW, THEREFORE, the Committee, in accordance with the provisions of the Plan pertaining to amendments thereof, hereby amends the Plan, effective as of August 21, 2014, as follows:

1.    Amend Section 3.1 by inserting the following paragraph as a new paragraph at the end thereof:

“‘Retirement’ means a Participant experiences a separation from service (other than for ‘cause’) at a time when the Participant is: (1) at least sixty five (65) years old; or (2) at least fifty-five (55) years old and has a minimum ten (10) years of service with the Corporation or any of its subsidiaries in which the Corporation has a direct or indirect ownership or other equity interest. ‘Cause’ shall mean (i) termination of employment by the Corporation or a subsidiary due to a material violation of the Corporation’s code of business conduct and ethics, the Participant’s fiduciary duties to the Corporation, or any law, provided such violation has materially harmed the Corporation or (ii) the occurrence of any event constituting ‘cause’ within the meaning of a Participant’s then-applicable employment agreement with the Corporation or a subsidiary.”

2.    All other terms, conditions, and provisions of the Plan not herein modified shall remain in full force and effect.
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